Exhibit 99.1

SIGGAR1 trial selects the Viatronix V3D-Colon platform
with Medicsight ColonCAD

LONDON AND STONY BROOK, NY, February 1, 2006 – Medicsight PLC, a majority owned subsidiary of Medicsight, Inc. (AMEX: MGT) and a leading developer of computer-aided detection (CAD) technologies and software, and Viatronix Inc., a Stony Brook, New York-based industry leader in 2D/3D clinical solutions, announced today that Medicsight ColonCAD, integrated as part of the Viatronix V3D-Colon workstation, will be used in the SIGGAR1 clinical trial to interpret CT colonography (virtual colonoscopy) studies. Vertec Scientific, a Viatronix U.K. sales and service provider, will install the combined Viatronix/Medicsight imaging systems into all 15 SIGGAR1 trial sites around the U.K.

The multi-center SIGGAR1 trial, conducted by the Special Interest Group for Gastrointestinal and Abdominal Radiology (SIGGAR) and sponsored by the National Health Service (NHS) Health Technology Assessment (HTA) program, aims to compare CT colonography with the two established alternatives, barium enema and optical colonoscopy, for diagnosis of colonic cancer in older symptomatic patients in the United Kingdom. While many studies have shown CT colonography to be very sensitive for colon cancer, the SIGGAR1 trial is the first randomized trial to investigate this modality against traditional colonoscopy and barium enema. The SIGGAR1 trial will include approximately 4,500 patients, and results are expected to be reported in 2008.

“A well-recognized problem for large trials, especially those that depend on high technology, is that their results can be considered out of date by the time they report if their protocol is not sufficiently flexible to allow them to ‘move with the times.’ Our studies strongly suggest that CAD seamlessly integrated into CT Colonography software helps to reduce the time needed to report CT colonography while simultaneously improving sensitivity for polyps and cancers. The SIGGAR1 trial offers a significant opportunity to test these findings at multiple sites across multiple observers to see if they are reproducible. It is expected that Viatronix V3D-Colon workstations with integrated Medicsight ColonCAD will be available at some sites early in 2006, when a sub-study of the effect of CAD on the detection of cancers and large polyps (i.e. those possibly responsible for symptoms) will begin in earnest,” said Professor Steve Halligan, principal investigator for SIGGAR1 and consultant radiologist at University College Hospital, London.

“We are extremely pleased to have the SIGGAR1 trial use the first fully integrated system that seamlessly incorporates ColonCAD and CT Colonography,” said Zaffar Hayat, president and CEO, Viatronix Inc. Jonah Aburrow-Jones, commercial development director, Medicsight, added, “Medicsight and Viatronix are committed to being at the forefront of medical imaging analysis in CT Colonography and detection of colorectal cancer, which makes our participation in the SIGGAR1 trial a natural fit.” Both companies plan to launch integrated software in Europe next month and will work closely together in other clinical trial programs in the United States and Europe as well as support clinical education for CT Colonography.

The Viatronix V3D-Colon workstation with Medicsight ColonCAD API allows users of the integrated software to simultaneously view Medicsight ColonCAD polyp identification marks while viewing a virtual fly-through of the colon. Filter settings also can be manually altered to suit the user’s preference, clinical situation, and experience.

Medicsight ColonCAD API is a concurrent-read CAD software technology available for CT colonography to assist radiologists in searching for and measuring potential colorectal polyps. The software uses an advanced CAD algorithm to review CT scan data and automatically highlights specific regions of interest.

About Medicsight

Medicsight develops enterprise-wide computer-aided detection (CAD) software that is used by the medical imaging market to aid in earlier detection of disease. Tested using one of the world’s largest databases of verified CT scan data, Medicsight’s software solutions help clinicians identify, measure, and analyze suspicious pathology, such as colorectal polyps and lung lesions. The company’s CAD products include ColonCAD API, the first CAD technology available for CT colonography, and LungCAD API. Both products allow for a concurrent read that lets clinicians review the original image simultaneously with the Medicsight CAD findings, which results in improved workflow and productivity. Medicsight continues to develop CAD software for a variety of disease states that can help in the early detection of disease and ultimately improve patient outcomes. Headquartered in London, Medicsight employs more than 60 people and also has offices in the United States, Japan, and China. Product and company information can be found on www.medicsight.com. Stock symbol: MGT

About Viatronix

Viatronix is a leading innovator and developer of 2D/3D medical imaging and diagnostic software.  Our software enables physicians to interactively view vital organs and anatomical structures within the human body from data acquired by standard medical imaging equipment in minimally or non-invasive methods. The 2D digital data acquired from imaging devices is automatically post processed using the company’s proprietary software techniques and provides 3D diagnostic quality images for the physician.  The company’s first product, V3D-Colon for “virtual colonoscopy” allows physicians to interactively view the colon reconstructed from a CT scan, providing visualization of the inner surface that includes polyps and lesions. The company’s V3D-Explorer offers a robust and user-friendly workstation platform that views and reconstructs data in 2D/3D for virtually any organ in the body. V3D-Calcium Scoring aids physicians in determining the amount of calcified plaque accumulation in the coronary arteries.  V3D-Vascular is breakthrough software that permits rapid segmentation and visualization of complex arterial structures using 3D volume rendering, maximum intensity projection and simulated x-ray views. Viatronix, through application of the V3D technology, is developing additional innovative products that will be useful in early detection of other diseases, treatment planning, intervention and follow up evaluation. Viatronix, Inc. is located in Stony Brook, NY. For further information, call toll free 1-866-887-4636 or log on to www.viatronix.com.

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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